Exhibit 99.1

Bowlero Completes Rebrand to Lucky Strike Entertainment with
NYSE Ticker “LUCK”

Richmond, VA — Bowlero Corporation (NYSE: BOWL), the world’s leading operator of location-based entertainment, has officially rebranded as Lucky Strike Entertainment. With this transformative shift, the company embarks on a new chapter, expanding its offerings beyond traditional bowling and positioning Lucky Strike Entertainment as a premier destination. As part of this transition, the company’s legal name has been changed to Lucky Strike Entertainment Corporation, and its stock ticker symbol is now NYSE: LUCK.

“This is an extraordinary moment for our company,” said Thomas Shannon, Founder, Chairman, and CEO of Lucky Strike Entertainment. “Today marks the culmination of years of innovation and growth as we officially embrace the Lucky Strike Entertainment name. This rebrand represents our commitment to delivering memorable experiences that bring people together and redefine what location-based entertainment can be.”

For more information about Lucky Strike Entertainment, visit ir.luckystrikeent.com.

About Lucky Strike Entertainment
Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit LuckyStrikeEnt.com.

For Media:
IR@LSEnt.com